EXHIBIT 8(b)

[LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

January 30, 2004

FleetBoston Financial Corporation

100 Federal Street

Boston, Massachusetts 02110

Ladies and Gentlemen:

We have acted as special counsel to FleetBoston Financial Corporation, a Rhode Island corporation (“FleetBoston”), in connection with the proposed merger (the “Merger”) of FleetBoston with and into Bank of America Corporation, a Delaware corporation (“Bank of America”), pursuant to the Agreement and Plan of Merger (the “Agreement”), dated as of October 27, 2003, by and between FleetBoston and Bank of America. At your request, and in connection with the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (as amended through the date hereof, the “Registration Statement”), we are rendering our opinion concerning the material federal income tax consequences of the Merger. Any capitalized term used and not defined herein has the meaning given to it in the Agreement.

For purposes of the opinion set forth below, we have relied, with the consent of FleetBoston and the consent of Bank of America, upon the accuracy and completeness of the factual statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of FleetBoston and Bank of America dated the date hereof, and have assumed that such factual statements and representations will be accurate and complete as of the Effective Time (as if made as of such time) and that all such factual statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement and the joint proxy statement/prospectus (the “Proxy Statement/Prospectus”) contained therein, each as amended or supplemented through the date hereof.

We have also assumed that (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement/Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party) and (ii) the Merger will be reported by FleetBoston and Bank of America on their respective federal income tax returns in a manner consistent with the opinion set forth below.

Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) no gain or loss will be recognized by FleetBoston stockholders who receive shares of Bank of America stock in exchange for shares of FleetBoston stock, except with respect to cash received instead of fractional share interests in Bank of America common stock, (iii) the aggregate basis of the Bank of America stock received in the Merger will be the same as the aggregate basis of the FleetBoston stock for which it is exchanged, less any basis attributable to fractional share interests in Bank of America common stock for which cash is received, (iv) the holding period of Bank of America stock received in exchange for shares of FleetBoston stock will include the holding period of the FleetBoston stock for which it is exchanged and (v) no gain or loss will be recognized by Bank of America or FleetBoston in the Merger. In addition, we hereby confirm our opinion set forth under the caption “MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” in the Proxy Statement/Prospectus, subject to the limitations and qualifications stated therein.

We express no opinion on any issue relating to the tax consequences of the Merger other than those set forth above. Our opinion is based upon the Code, published judicial decisions, administrative regulations and published rulings and procedures as in existence on the date hereof. Future legislative, judicial or administrative changes, on either a prospective or retroactive basis, could affect our opinion. Further, our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or a court will not take a contrary position. We undertake no responsibility to advise you of any future change in the matters stated herein or in the federal income tax laws or the application or interpretation thereof.

Furthermore, this opinion only addresses the tax treatment of only those FleetBoston stockholders that hold their FleetBoston stock as a capital asset within the meaning of Section 1221 of the Code, and does not address all the U.S. federal income tax consequences that may be relevant to particular FleetBoston stockholders in light of their individual circumstances or to FleetBoston stockholders that are subject to special rules, such as financial institutions, insurance companies, tax-exempt organizations, dealers in securities or currencies, traders in securities that elect to use a mark to market method of accounting, persons that hold FleetBoston stock as part of a straddle, hedge, constructive sale or conversion transaction, persons who are not citizens or residents of the United States, and stockholders who acquired their shares of FleetBoston stock through the exercise of an employee stock option or otherwise as compensation.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

We are furnishing this opinion solely in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose.

Very truly yours,

Wachtell, Lipton, Rosen & Katz